Exhibit 12

PS BUSINESS PARKS, INC.

STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(in thousands, except ratio data)

	For The Years Ended December 31,
	2015	2014	2013	2012	2011
Income from continuing operations	$148,970	$204,700	$116,144	$94,395	$99,563
Interest expense	13,270	13,509	16,074	20,618	5,455
Earnings from continuing operations available to
cover fixed charges	$162,240	$218,209	$132,218	$115,013	$105,018
Fixed charges (1)	$14,428	$14,453	$16,433	$20,618	$5,455
Preferred stock dividends	61,885	60,488	59,216	69,136	41,799
Preferred partnership distributions	—	—	—	323	(6,991)
Combined fixed charges and preferred distributions	$76,313	$74,941	$75,649	$90,077	$40,263
Ratio of earnings from continuing operations to
fixed charges	11.2	15.1	8.0	5.6	19.3
Ratio of earnings from continuing operations to
combined fixed charges and preferred distributions	2.1	2.9	1.7	1.3	2.6

Supplemental disclosure of Ratio of Funds from Operations (“FFO”) to fixed charges:

	For The Years Ended December 31,
	2015	2014	2013	2012	2011
FFO	$164,244	$162,196	$165,845	$134,472	$149,797
Interest expense	13,270	13,509	16,074	20,618	5,455
Net income allocable to noncontrolling interests —
preferred units	—	—	—	323	(6,991)
Preferred stock dividends	61,885	60,488	59,216	69,136	41,799
FFO available to cover fixed charges	$239,399	$236,193	$241,135	$224,549	$190,060
Fixed charges (1)	$14,428	$14,453	$16,433	$20,618	$5,455
Preferred stock dividends (2)	59,398	60,488	59,216	51,969	41,799
Preferred partnership distributions (2)	—	—	—	174	398
Combined fixed charges and preferred
distributions paid	$73,826	$74,941	$75,649	$72,761	$47,652
Ratio of available FFO to fixed charges	16.6	16.3	14.7	10.9	34.8
Ratio of available FFO to combined fixed charges
and preferred distributions paid	3.2	3.2	3.2	3.1	4.0

(1)Fixed charges include interest expense and capitalized interest.

(2)Excludes the charge for the issuance costs related to the redemption/repurchase of preferred equity and the gain on the repurchase of preferred equity.